Exhibit 99.1

FOR IMMEDIATE RELEASE

February 20, 2009

Interline Brands, Inc. Announces Fourth Quarter and Fiscal 2008 Sales and Earnings Results

Jacksonville, Fla. – February 20, 2009 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products, reported sales and earnings for the fourth quarter and fiscal year ended December 26, 2008.

Sales for the fourth quarter of 2008 decreased 7.5% compared to the comparable 2007 period.  Earnings per diluted share were $0.22 for the fourth quarter of 2008, a decrease of 46% compared to earnings per diluted share of $0.41 in the same period last year. Earnings per diluted share for the fourth quarter of 2008 include a $0.05 per diluted share gain on the early extinguishment of debt and a $0.01 per diluted share charge associated with the closing of certain professional contractor showrooms.

Sales for 2008 decreased 3.5% compared to 2007.  Earnings per diluted share were $1.25 for 2008, a decrease of 20% compared to earnings per diluted share of $1.56 in 2007.  Earnings for 2008 include a $0.05 per diluted share gain on the early extinguishment of debt as well as $0.08 per diluted share in costs associated with previously announced employee separation benefits, the closing of certain underperforming professional contractor showrooms, and the consolidation and expansion of certain logistics operations.

Michael Grebe, Interline’s Chairman and Chief Executive Officer, commented, “Overall, I am pleased with how our team has responded to the challenging environment.  In spite of headwinds outside of our control, we continued to manage the business prudently by adjusting our cost structure and maximizing cash flow generation.”  Mr. Grebe continued, “I am pleased to report that we generated over $40 million in free cash flow in the fourth quarter alone, ahead of our previously stated expectations. In addition, before one-time costs, we have announced $36 million of cost actions since August of last year. We are taking the appropriate steps to weather this challenging environment and I am confident we will emerge a stronger, more profitable company over the long term.”

Fourth Quarter 2008 Performance

Sales for the quarter ended December 26, 2008 were $277.6 million, a 7.5% decrease compared to sales of $300.2 million in the comparable 2007 period.  Average organic daily sales decreased 9.3% for the quarter.  Interline’s facilities maintenance end-market, which comprised 67% of sales, declined 5.7% during the fourth quarter on an average daily sales basis, and declined 8.4% on an average organic daily sales basis.  The pro contractor end-market, which comprised 20% of sales, declined 14.6% in the quarter and the specialty distributor end-market, which comprised 13% of sales, declined 5.5% for the quarter.

“During the fourth quarter we continued to see solid performance in certain areas, including everyday repair and maintenance items as well as janitorial and sanitation products.  However, these pockets of strength were offset by declines in larger ticket items resulting from tighter customer budgets.  In addition, larger renovation projects are being put on hold by customers, and product upgrades viewed as discretionary are being cut entirely.  Going forward, we will continue to further align our sales efforts strategically with the dynamics of the market to capitalize on all potential sales opportunities, and will continue to seek favorable cross-selling opportunities of our broad product offerings to our diverse customer base,” said Mr. Grebe.

Gross profit decreased $15.4 million to $102.8 million for the fourth quarter of 2008.  As a percentage of net sales, gross profit was 37.0% compared to 39.4% for the fourth quarter of 2007.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of 2008 included $0.6 million of expenses related to the cost of closing certain professional contractor showrooms.  Including these expenses, selling, general and administrative expenses for the fourth quarter of 2008 decreased $2.6 million to $82.4 million from $85.0 million for the fourth quarter of 2007.  As a percentage of net sales, SG&A expenses were 29.7% compared to 28.3% in the comparable period of 2007.  This percentage increase was the result of the $0.6 million of expenses described above, higher bad debt provisions, as well as rent and related occupancy expenses on a lower sales base.

As a result, fourth quarter 2008 operating income of $15.9 million, or 5.7% of sales, decreased 46.1% compared to $29.5 million, or 9.8% of sales in the fourth quarter of 2007.

Diluted earnings per share for the fourth quarter of 2008 were $0.22, a decrease of 46% over diluted earnings per share of $0.41 for the fourth quarter of 2007.  Fourth quarter earnings include a $0.05 per diluted share gain on the early extinguishment of debt, as the Company opportunistically used $10 million to repurchase in the open market $12.9 million of its 8.125% senior subordinated notes due in 2014.

Fiscal Year 2008 Performance

Sales for the year ended December 26, 2008 were $1.20 billion, a 3.5% decrease compared to sales of $1.24 billion in 2007.  Average organic daily sales decreased 4.3% for the year.

Gross profit decreased $24.3 million, or 5.1%, to $449.6 million for the year ended December 26, 2008, compared to $473.9 million in 2007.  As a percentage of net sales, gross profit decreased to 37.6% from 38.2% in 2007.

SG&A expenses for the year ended December 26, 2008 were $343.8 million compared to $345.3 million for the year ended December 28, 2007.   SG&A expenses for 2008 include $3.0 million of costs related to employee separation benefits and closing certain professional contractor showrooms.  As a percentage of net sales, SG&A expenses were 28.8% compared to 27.9% in 2007.  The percentage increase was primarily due to the planned costs associated with the operational initiatives, higher bad debt provisions, the cost of further consolidating and improving the logistics network, as well as rent and related occupancy expenses on a lower sales base.

Operating income was $89.0 million, or 7.4% of sales, for the year ended December 26, 2008 compared to $114.1 million, or 9.2% of sales, for the year ended December 28, 2007, a 22.0% decrease.

Earnings per diluted share were $1.25 for the year ended December 26, 2008, a decrease of 20% over earnings per diluted share of $1.56 for the year ended December

28, 2007.  Earnings for 2008 include a $0.05 per diluted share gain on the early extinguishment of debt as well as $0.08 per share in costs associated with previously announced employee separation benefits, the closing of certain underperforming professional contractor showrooms, the consolidation of the logistics operations in Richmond, VA and Auburn, MA, and the opening of the new west coast national distribution center in Salt Lake City, UT.

Business Outlook

Mr. Grebe stated, “As we look ahead, we see continued but varying levels of resistance in each of our core end markets.  We have taken steps to prepare the Company for what we expect will be a difficult environment in 2009 by continuing to prudently manage the business, with a particular focus on generating significant cash flow.

“Despite the very challenging business climate in which we are all operating, it is important to reiterate our strong underlying business model, which is based on high quality brands focused in repair and replacement, the increasing efficiency of our distribution network and our continued effective management of capital.  For these reasons, I am confident in our fundamentals and I believe we are doing what is necessary both to navigate the current environment as well as to continue to build a more efficient and profitable company for the long term.”

Conference Call

Interline Brands will host a conference call on February 20, 2009 at 9:00 a.m. Eastern Standard Time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 84758115.  This recording will expire on March 6, 2009.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors primarily throughout the United States, Canada, the Caribbean and Central America.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  Interline’s management uses non-GAAP measures in its analysis of the Company’s performance.  Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Quarterly Report on Form 10-Q for the period ended September 26, 2008 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Tom Tossavainen

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 26, 2008 AND DECEMBER 28, 2007

(in thousands, except share and per share data)

	December 26,	December 28,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$62,724	$4,975
Short-term investments	—	48,540
Accounts receivable - trade (net of allowance for doubtful accounts of $12,140 and $7,268)	139,522	154,571
Inventory	211,200	190,974
Income tax receivable	1,452	—
Prepaid expenses and other current assets	22,884	23,664
Deferred income taxes	19,010	15,359
Total current assets	456,792	438,083

Property and equipment, net	46,033	37,131
Goodwill	317,117	313,462
Other intangible assets, net	132,787	136,734
Other assets	10,119	11,424
Total assets	$962,848	$936,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$68,255	$60,159
Accrued expenses and other current liabilities	31,394	42,175
Accrued interest	1,072	838
Income tax payable	—	1,173
Current portion of long-term debt	1,625	2,300
Capital lease - current	239	218
Total current liabilities	102,585	106,863

Long-Term Liabilities:
Deferred income taxes	37,210	33,351
Long-term debt, net of current portion	401,765	416,290
Capital lease - long term	226	464
Other liabilities	989	2,452
Total liabilities	542,775	559,420
Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 shares authorized; no shares outstanding as of December 26, 2008 and December 28, 2007	—	—

Shareholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 32,561,360 issued and 32,449,946 outstanding as of December 26, 2008 and 32,350,188 issued and 32,308,105 outstanding as of December 28, 2007	326	324
Additional paid-in capital	571,868	567,860
Accumulated deficit	(150,833)	(191,666)
Accumulated other comprehensive income	695	1,751
Treasury stock, at cost, 111,414 shares as of December 26, 2008 and 42,083 shares as of December 28, 2007	(1,983)	(855)
Total shareholders’ equity	420,073	377,414
Total liabilities and shareholders’ equity	$962,848	$936,834

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE AND TWELVE MONTHS ENDED DECEMBER 26, 2008 AND DECEMBER 28, 2007

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 26,	December 28,	December 26,	December 28,
	2008	2007	2008	2007

Net sales	$277,584	$300,184	$1,195,663	$1,239,027
Cost of sales	174,744	181,983	746,037	765,137
Gross profit	102,840	118,201	449,626	473,890

Operating Expenses:
Selling, general and administrative expenses	82,367	84,952	343,793	345,297
Depreciation and amortization	4,566	3,741	16,866	14,499
Total operating expense	86,933	88,693	360,659	359,796
Operating income	15,907	29,508	88,967	114,094

Gain on extinguishment of debt, net	2,775	—	2,775	—
Interest expense	(6,682)	(8,287)	(28,482)	(33,923)
Interest and other income	85	1,080	2,198	3,251
Income before income taxes	12,085	22,301	65,458	83,422
Income tax provision	4,837	8,742	24,625	32,460
Net income	$7,248	$13,559	$40,833	$50,962

Earnings Per Share:
Basic	$0.22	$0.42	$1.26	$1.58
Diluted	$0.22	$0.41	$1.25	$1.56

Weighted-Average Shares Outstanding:
Basic	32,384,785	32,274,711	32,364,492	32,241,906
Diluted	32,439,039	32,816,399	32,573,552	32,703,430

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 26, 2008 AND DECEMBER 28, 2007

(in thousands)

	Twelve Months Ended
	December 26,	December 28,
	2008	2007
Cash Flows from Operating Activities:
Net income	$40,833	$50,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,414	15,114
Gain on extinguishment of debt, net	(2,775)	—
Amortization of debt issuance costs	1,143	1,094
Amortization of discount on 8 1/8% senior subordinated notes	148	135
Share-based compensation	3,782	5,377
Excess tax benefits from share-based compensation	(147)	(252)
Deferred income taxes	(680)	516
Provision for doubtful accounts	6,711	4,277
Loss on disposal of property and equipment	191	139

Changes in assets and liabilities which provided (used) cash, net of business acquired:
Accounts receivable - trade	10,303	(15,030)
Inventory	(19,148)	11,098
Prepaid expenses and other current assets	1,461	(306)
Other assets	661	(1,277)
Accounts payable	6,871	(6,771)
Accrued expenses and other current liabilities	(6,800)	(4,374)
Accrued interest	234	(2,678)
Income taxes	(2,558)	(396)
Other liabilities	(1,452)	102
Net cash provided by operating activities	56,192	57,730
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(20,582)	(14,906)
Purchase of short-term investments	(35,531)	(168,962)
Proceeds from sales and maturities of short-term investments	84,071	120,422
Purchase of businesses, net of cash acquired	(10,243)	(765)
Net cash provided by (used in) investing activities	17,715	(64,211)
Cash Flows from Financing Activities:
(Decrease) Increase in purchase card payable, net	(2,909)	6,579
Repayment of term debt	(2,486)	(2,613)
Repayment of 8 1/8% senior subordinated notes	(9,984)	—
Payment of debt issuance costs	—	(34)
Proceeds from stock options exercised	656	564
Excess tax benefits from share-based compensation	147	252
Treasury stock acquired to satisfy minimum statutory tax withholding requirements	(1,050)	—
Payments on capital lease obligations	(218)	(307)
Net cash (used in) provided by financing activities	(15,844)	4,441
Effect of exchange rate changes on cash and cash equivalents	(314)	163
Net increase in cash and cash equivalents	57,749	(1,877)
Cash and cash equivalents at beginning of period	4,975	6,852
Cash and cash equivalents at end of period	$62,724	$4,975

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for :
Interest	$26,864	$36,140
Income taxes, net of refunds	$28,905	$32,646

Schedule of Non-Cash Investing and Financing Activities:
Adjustments to liabilities assumed and goodwill on businesses acquired	$1,027	$305

INTERLINE BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

THREE AND TWELVE MONTHS ENDED DECEMBER 26, 2008 AND DECEMBER 28, 2007

(in thousands)

Free Cash Flow

	Three Months	Twelve Months
	Ended	Ended
	December 26,	December 26,
	2008	2008

Net cash from operating activities	$42,147	$56,192
Less capital expenditures	(1,870)	(20,582)
Free cash flow	$40,277	$35,610

We define free cash flow as net cash provided by operating activities, as defined under GAAP, less capital expenditures. We believe that free cash flow is an important measure of our liquidity and therefore our ability to reduce debt and make strategic investments after considering the capital expenditures necessary to operate the business. We use free cash flow in the evaluation of the Company’s business performance. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.

Daily Sales Calculations

	Three Months Ended			Twelve Months Ended
	December 26,	December 28,		December 26,	December 28,
	2008	2007	% Variance	2008	2007	% Variance

Net sales	$277,584	$300,184	-7.5%	$1,195,663	$1,239,027	-3.5%
Less acquisitions:	(5,399)	—		(9,434)	—
Organic sales	$272,185	$300,184	-9.3%	$1,186,229	$1,239,027	-4.3%

Daily sales:
Ship days	61	61		252	252
Average daily sales (1)	$4,551	$4,921	-7.5%	$4,745	$4,917	-3.5%
Average organic daily sales (2)	$4,462	$4,921	-9.3%	$4,707	$4,917	-4.3%

(1) Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

(2) Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by management to evaluate the operating performance of our business, as adjusted to exclude the impact of acquisitions, and compare our organic operating performance with that of our competitors. However, average organic daily sales is not a measure of financial performance under GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net sales. Management utilizes average organic daily sales as an operating performance measure in conjunction with GAAP measures such as net sales.

Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 26,	December 28,	December 26,	December 28,
	2008	2007	2008	2007
Adjusted EBITDA:
Net income (GAAP)	$7,248	$13,559	$40,833	$50,962
Interest expense	6,682	8,287	28,482	33,923
Interest income	(15)	(624)	(1,105)	(2,007)
Gain on extinguishment of debt	(2,775)	—	(2,775)	—
Income tax provision	4,837	8,742	24,625	32,460
Depreciation and amortization	4,719	3,833	17,414	15,114
Adjusted EBITDA	$20,696	$33,797	$107,474	$130,452

Adjusted EBITDA differs from Consolidated EBITDA per our credit facility agreement for purposes of determining our net leverage ratio. We define Adjusted EBITDA as net income plus interest expense (income), net, change in fair value of interest rate swaps, cumulative effect of change in accounting principle, (gain) loss on extinguishment of debt, secondary offering and IPO related expenses, provision for income taxes and depreciation and amortization. Adjusted EBITDA is presented herein because we believe it to be relevant and useful information investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance compared to the Company’s plan. However, Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, Adjusted EBITDA should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.